Exhibit 10.4

Certain identified information (indicated by “[***]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (together with the exhibits, annexes, and schedules attached hereto, this “Agreement”), dated as of May 8, 2023, is by and among (i) Casa Systems, Inc., a Delaware corporation (“Casa”), on behalf of itself and its direct and indirect subsidiaries (collectively, the “Borrower”) and (ii) the undersigned beneficial owners of, or nominees, investment advisors, sub-advisors or managers of accounts that beneficially hold Existing Loans (as defined below) under the Credit Agreement (as defined below) that have executed and delivered (x) counterpart signature pages to this Agreement (the “Initial Participating Lenders”) or (y) with the consent of Initial Participating Lenders holding a majority of the aggregate outstanding principal amount of the Existing Loans held by the Initial Participating Lenders or pursuant to Section 13(i) hereof, a Joinder (as defined below), to counsel to the Borrower (each of (x) and (y) being a “Participating Lender” and, collectively, the “Participating Lenders”), it being understood that each of the two previously disclosed institutions communicated to the Borrower as of the date hereof are approved as Participating Lenders. The Borrower and the Participating Lenders are referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, the Borrower previously entered into that certain Credit Agreement, dated as of December 20, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (in such capacities, including any successor thereto, the “Agent”);

WHEREAS, the Parties have agreed to certain terms and conditions set forth in the term sheet attached as Exhibit A hereto (the “Term Sheet”) relating to, among other things, an exchange of up to one hundred percent (100%) of the term loans under the Existing Credit Agreement (the “Existing Loans”) for superpriority loans (the “Superpriority Loans”) issued under a new superpriority credit agreement (the “Superpriority Credit Agreement”), in an aggregate principal amount equal to one hundred percent (100%) of the principal amount of Existing Loans so exchanged, pursuant to an exchange agreement (the “Exchange Agreement” and, the transactions contemplated thereby, the “Term Loan Exchange”);

WHEREAS, in connection with the Term Loan Exchange, the Parties have agreed to enter into an amendment to the Existing Credit Agreement (the “Amendment” and the Existing Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”) that, among other things, (i) permits the Term Loan Exchange, (ii) removes all affirmative and negative covenants and mandatory prepayments and certain Events of Default (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, and (iii) makes certain other changes to the terms and conditions of the Existing Credit Agreement on the terms set forth in the Term Sheet;

WHEREAS, the date of the consummation of the Term Loan Exchange and the effectiveness of the Superpriority Credit Agreement is referred to herein as the “Exchange Effective Date”; and

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions (as defined below) on the terms and conditions set forth in this Agreement and the Term Sheet.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

Section 1.
Commitments.
(a)
In connection with the transactions contemplated hereby (including the Term Sheet) (the “Transactions”) and subject to the terms and conditions set forth in this Agreement (including in Section 1(b)) and the Term Sheet, each Participating Lender commits to (i) exchange its Existing Loans set forth on its signature page hereto and any other Existing Loans acquired by it after the date hereof for Superpriority Loans pursuant to the terms and conditions of the Exchange Agreement, (ii) consent to the amendments set forth in the Amendment and to enter into the Amendment with respect to all Existing Loans and Commitments (as defined in the Existing Credit Agreement) set forth on its signature page hereto and any other Existing Loans acquired by it after the date hereof, (iii) direct the Agent to enter into an intercreditor agreement to establish the priority of the Superpriority Loans (the “Intercreditor Agreement”), and (iv) use commercially reasonable efforts to:
(1)
support and cooperate with the Borrower to consummate the Transactions in accordance with this Agreement, the Term Sheet and the applicable Definitive Documents (as defined below) no later than the Outside Date (as defined below);
(2)
not direct any Person (as defined in the Existing Credit Agreement) to take any action inconsistent with a Participating Lender’s obligations under this Agreement, and, if such Person, at the direction of a Participating Lender in breach of this Agreement, takes any action inconsistent with such Participating Lender’s obligations under this Agreement, the Participating Lender shall direct and use commercially reasonable efforts to cause such Person to cease, withdraw, and refrain from taking any such action; and
(3)
not directly or indirectly, through any Person, take any action, including initiating (or encouraging any other Person to initiate) any legal proceeding, that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Transactions.
(b)
The occurrence of the Exchange Effective Date is subject to the satisfaction of all conditions precedent set forth in Exhibit B attached hereto (the “Conditions Precedent”). The Parties acknowledge and agree that the Conditions Precedent may only be waived, in whole or in part, with the written consent of each of the Participating Lenders in their sole discretion.
(c)
It is acknowledged that the Participating Lenders and/or their respective affiliates may be acting as Lenders under the Existing Credit Agreement, and that none of their rights and obligations under the Existing Credit Agreement shall be affected, prior to the effectiveness of the Amendment (and then only to the extent contemplated thereby) by the Participating Lenders’ performance or lack of performance of its obligations hereunder.
Section 2.
Representations and Warranties of the Participating Lenders. Each Participating Lender hereby represents and warrants, severally and not jointly, to the Borrower, that the following statements are true and correct as of the date hereof:

(a)
Such Participating Lender has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.
(b)
This Agreement has been duly and validly executed and delivered by such Participating Lender. This Agreement constitutes the valid and binding obligation of such Participating Lender, enforceable against such Participating Lender in accordance with its terms, except as may be limited by (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)
The execution, delivery and performance of this Agreement by such Participating Lender, and such Participating Lender’s compliance with the provisions hereof (including the consummation of the Transactions), will not (with or without notice or lapse of time, or both): (i) violate any provision of such Participating Lender’s organizational or governing documents; (ii) violate any law or order applicable to such Participating Lender; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on such Participating Lender, except, in the case of clause (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of such Participating Lender to perform its obligations under this Agreement or the Transactions.
(d)
Such Participating Lender is the beneficial or record owner of the face amount of the Existing Loans or is the nominee, investment manager, or advisor for beneficial holders of the Existing Loans reflected in such Participating Lender’s signature page hereto.
(e)
Such Participating Lender is not a Defaulting Lender (as defined in the Existing Credit Agreement).
Section 3.
Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Participating Lenders that the following statements are true and correct as of the date hereof:
(a)
The Borrower has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.
(b)
This Agreement has been duly and validly executed and delivered by the Borrower. This Agreement constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)
The execution, delivery and performance of this Agreement by the Borrower, and the Borrower’s compliance with the provisions hereof (including the consummation of the Transactions), will not (with or without notice or lapse of time, or both): (i) violate any provision of the Borrower’s organizational or governing documents; (ii) violate any law or order applicable to the Borrower; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on the Borrower (other than such consents as are contemplated by this Agreement), except, in the case of clause (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or the Transactions.
Section 4.
Covenants.
(a)
Each of the Parties hereby covenants and agrees to negotiate in good faith, and use its good faith and commercially reasonable efforts, to execute, as expeditiously as reasonably possible (but in any event prior to the Outside Date), the Exchange Agreement, the Amendment, the Superpriority Credit Agreement, the Intercreditor Agreement and any other agreements, documents or instruments related to any of the foregoing, and any related definitive documentation contemplated by the Term Sheet (collectively, the “Definitive Documents”), on terms not inconsistent with the Term Sheet as the same may be amended, waived or otherwise modified in accordance with Section 9 hereof and, in any event, acceptable to each of the Parties in their sole discretion. While the Parties agree to cooperate with each other in good faith and as may be reasonably necessary to carry out the purposes and intent of this Agreement, the Parties acknowledge and agree that no further duty or obligation is implied or shall be imposed upon the Participating Lenders by reason of this Agreement except as is expressly set forth herein.
(b)
Upon the effectiveness of this Agreement when executed by each of the Borrower and the Participating Lenders, the Borrower shall pay in full all accrued and unpaid, as well as estimated through signing of this Agreement, fees and out-of-pocket expenses of Akin Gump Strauss Hauer & Feld LLP (“Akin”) and FTI Consulting, Inc., to the extent reasonable and documented in an invoice which is provided to the Borrower at least one (1) business day prior to the execution of this Agreement; provided, that any such invoice shall not be required to include narratives.
Section 5.
Agreements of the Borrower.
(a)
Subject to the terms and conditions hereof, for so long as this Agreement has not been terminated or except as expressly waived by each Participating Lender in writing from any of the following obligations:
(i)
the Borrower agrees to (A) use commercially reasonable efforts to support and complete the Transactions and all other actions reasonably contemplated in connection therewith and under the Definitive Documents and (B) not take any actions inconsistent with this Agreement;
(ii)
the Borrower agrees that none of Casa nor the Borrower shall (directly or indirectly) solicit, initiate, encourage, propose or agree to any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, extension, plan of reorganization, plan of liquidation, debt investment consisting of debt for borrowed money, tender offer, financing consisting of debt for borrowed money, refinancing, recapitalization, debt exchange, amendment or waiver of the Existing Credit Agreement or any forbearance from the exercise of any rights or remedies thereunder or similar transaction involving all or a portion of the assets or debt of the Borrower, unless either (A) all of the outstanding Obligations (as defined in the Existing Credit Agreement) shall be repaid in full in cash in connection therewith or (B) all Participating Lenders at the relevant time (who are not otherwise in breach of their obligations or have not otherwise terminated their obligations under this Agreement) are provided the opportunity by the Borrower to participate in such transaction on the same terms and conditions, pro rata based on their ownership of the Existing Loans as among such Participating Lenders (and their affiliates) at any relevant time; and

(iii)
the Borrower agrees to provide any notices to, and use commercially reasonable efforts to obtain the consent of, any third parties required in order to consummate the Transactions as promptly as practicable, including, without limitation, providing notice to and using commercially reasonable efforts to obtain the execution by the Agent of any Definitive Documents to which the Agent is a necessary party.
(b)
Subject to Section 5(a)(ii), nothing in this Agreement shall require the Borrower or the boards of directors, boards of managers, or similar governing bodies of the Borrower, based on the advice of outside legal counsel, in good faith, to take any action or to refrain from taking any action with respect to the Transactions to the extent the Borrower (or such governing body), reasonably determines that taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 5(b) shall not be deemed to constitute a breach of this Agreement. The Borrower shall notify Akin of any determination to take any action or to refrain from taking any action pursuant to this Section 5(b) at least two (2) business days prior to when it intends to take such action or inaction. This Section 5(b) shall not impede any Party’s right to terminate this Agreement pursuant to Section 7 hereof, including on account of any action or inaction the Borrower or a governing body of the Borrower may take pursuant to this Section 5(b).
Section 6.
Indemnification.
(a)
Whether or not the Transactions are consummated, the Borrower hereby agrees to indemnify and hold harmless each of the Participating Lenders and each of their respective stockholders, equity holders, members, partners, managers, officers, directors, employees, attorneys, accountants, financial advisors, consultants, agents, advisors and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, imposed on, sustained, incurred or suffered by, or asserted against, any Indemnified Party as a result of or arising out of or in any way related to, directly or indirectly, this Agreement or any of the other Definitive Documents, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower or any of its affiliates or other related parties, and to reimburse each such Indemnified Party for the reasonable and documented legal fees (limited to one counsel to all of the Indemnified Parties taken as a whole, except solely in the case of any actual conflict of interest or perceived conflict of interest (of which, such Indemnified Party have notified the Borrower), one additional counsel to all affected Indemnified Parties, taken as a whole) or other out-of-pocket costs and expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided, that the foregoing indemnification will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or expenses (x) to the extent that they have resulted from the willful misconduct or gross negligence of, or material breach of obligations under this Agreement or the Definitive Documents by, such Indemnified Party or any of such Indemnified Party’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives or successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (y) arising from any action, claim, litigation or proceeding solely among the Indemnified Parties and/or their related parties so long as such action, claim, litigation or proceeding is not attributable to any act or omission by the Borrower (including any breach by the Borrower of the terms of this Agreement).
(b)
None of the Indemnified Parties, the Borrower, or their respective directors, officers, employees, advisors and agents shall be liable for any indirect, special, punitive or consequential damages in connection with this Agreement or the Transactions; provided, that nothing contained in this Section 6(b) shall limit the Borrower’s indemnity obligations to the extent set forth in Section 6(a).

Section 7.
Termination.
(a)
This Agreement and the obligations of the Parties (but as to any Participating Lender, solely as to itself and not any other Participating Lender) hereunder will terminate upon the earliest of:
(i)
written consent of each of the Parties;
(ii)
July 31, 2023 (the “Outside Date”), if the Transactions are not consummated by such date in accordance with the terms hereof and the Term Sheet;
(iii)
(A) in the case of any of the Participating Lenders, the material breach of any of the terms hereunder by the Borrower that goes unremedied for a period of five (5) business days following written notice of such material breach from counsel to the Participating Lenders, and (B) in the case of the Borrower, the material breach of any of the terms hereunder that goes unremedied for a period of five (5) business days following written notice to Akin from counsel to the Borrower of such material breach by Participating Lenders holding an amount of Existing Loans that would result in non-breaching Participating Lenders holding less than the aggregate principal amount of Existing Loans required under condition precedent paragraph (5) of Exhibit B to this Agreement;
(iv)
by any Participating Lender if other Participating Lenders terminate this Agreement as to such Participating Lenders pursuant to this Section 7(a) and such terminations result in non-terminating Participating Lenders holding less than a majority of the aggregate principal amount of Existing Loans;
(v)
by any Participating Lender or the Borrower upon the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any final non-appealable ruling or order enjoining the consummation of the Transactions;
(vi)
by any Participating Lender or the Borrower, upon the occurrence, after the date of this Agreement, of any event, change, effect, development, or circumstance that, individually or together with any other event, change, effect, development, or circumstance, has had or would reasonably be expected to (A) have a material and adverse effect on the financial condition, business, assets, prospects, liabilities or results of operations of the Borrower (and its subsidiaries) taken as a whole, or (B) have a material and adverse effect on (x) the ability of the Borrower or the other Loan Parties (as defined in the Existing Credit Agreement) to perform their respective obligations under the Loan Documents (as defined in the Existing Credit Agreement) or to consummate the Transactions or (y) the ability of the Agent and/or the Lenders to enforce their rights and remedies under the Loan Documents (any such event, change, effect, development, or circumstance, a “Material Adverse Change”);
(vii)
unless waived by each of the Participating Lenders, by the Participating Lenders upon:
(A)
the entry of a final non-appealable order by any court of competent jurisdiction invalidating, disallowing, subordinating or limiting, in any respect, as applicable, the enforceability, priority, or validity of the claims of the Participating Lenders;

(B)
the commencement of an involuntary bankruptcy case against the Borrower or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court order grants the relief sought in such involuntary proceeding; or
(C)
the Borrower taking any of the following actions: (1) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (2) consenting to the institution of, or failing to contest in a timely and appropriate manner, any in voluntary proceeding or petition described in clause (B) above, (3) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (4) filing an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (B) above, (5) making a general assignment or arrangement for the benefit of creditors, or (6) taking any corporate action for the purpose of authorizing any of the foregoing;
(viii)
by any Participating Lender, upon the delivery of notice by the Borrower pursuant to Section 5(b);
(ix)
by the Borrower, two (2) business days after the delivery of notice by the Borrower pursuant to Section 5(b); or
(x)
upon the consummation of the Transactions.
(b)
Notwithstanding anything herein to the contrary, no termination of this Agreement as to any Party shall relieve or otherwise limit the liability of any Party for any breach of this Agreement occurring prior to such termination as to such Party.
Section 8.
Effectiveness. This Agreement shall not become effective and binding on the Parties unless and until a counterpart signature page to this Agreement has been executed and delivered by such Party.
Section 9.
Waivers and Amendments. This Agreement may be amended, modified, altered or supplemented with respect to any Participating Lender only by a written instrument executed by the Borrower and such Participating Lender. Any failure of a Party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver. No delay on the part of any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party to this Agreement of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 10.
Agreements Coupled with an Interest. The agreements contained herein relating to tendering and delivery of consents are coupled with an interest and, except as expressly contemplated herein, may not be revoked during the term of this Agreement.
Section 11.
No Admissions and Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Participating Lenders to protect and preserve its rights, remedies and interests, including, but not limited to, any of their rights and remedies, under the Existing Credit Agreement and other Loan Documents in accordance with the terms thereof. Without limiting the foregoing sentence in any way, if this Agreement is terminated for any reason or the Transactions are not consummated as provided herein, each of the Parties fully reserves any and all of its respective rights, remedies, and interests.
Section 12.
Relationship of Parties. Notwithstanding anything herein to the contrary, (i) the representations, agreements, duties and obligations of the Parties in all respects under this Agreement shall be several, and not joint and several, (ii) no prior history, pattern or practice of sharing confidences among or between the parties shall in any way affect or negate this Agreement, (iii) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Borrower and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, (iv) none of the Participating Lenders shall have any fiduciary duty, any duty of trust or confidence (other than under Section 10.08 of the Existing Credit Agreement, which shall apply to this Agreement) in any form, or other duties or responsibilities of any kind or form to each other, the Borrower or any of the Borrower’s other lenders or stakeholders, including as a result of this Agreement or the transactions contemplated herein, and (v) no action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as such a “group”. All rights under this Agreement are separately granted to each Participating Lender by the Borrower and vice versa, and the use of a single document is for the convenience of the Borrower. It is understood and agreed that any Participating Lender may trade in any debt or equity securities of the Borrower without the consent of the Borrower or any other Participating Lender, subject to applicable securities laws and the terms of this Agreement and, if applicable, to the terms of the Existing Credit Agreement. For the avoidance of doubt, (i) each Participating Lender is entering into this Agreement directly with the Borrower and not with any other Participating Lender, and (ii) no Participating Lender shall have any right to bring any action against any other Participating Lender with respect to this Agreement (or any breach thereof).
Section 13.
Miscellaneous.
(a)
Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person by courier service or messenger or sent by email or (ii) on the next business day if transmitted by international overnight courier, in each case as follows:

If to the Borrower, addressed to:

Casa Systems, Inc.

100 Old River Road, #100

Andover, MA 01810

Attention: Edward Durkin, Interim CEO and CFO, and

Timothy Rodenberger, General Counsel

[***]

with a copy to (for informational purposes only):

Sidley Austin LLP

2021 McKinney Avenue

Suite 2000

Dallas, TX 75201

Attention: Kelly M. Dybala

[***]

If to a Participating Lender, addressed to it at the address set forth on such Participating Lender's signature page attached hereto, with a copy (for informational purposes only):

Akin Grump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Daniel I. Fisher

[***]

A copy of any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be delivered to Agent (for informational purposes only) addressed to:

JPMorgan Chase Bank, N.A., as Administrative Agent

10 S Dearborn

Chicago, IL 60603

Attention: Ryan Bowman

[***]

(b)
Disclosure. The Borrower will submit to counsel for the Participating Lenders all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Borrower relating to this Agreement or the Transactions and any amendments thereof at least two (2) business days (it being understood that such period may be shortened to the extent there are exigent circumstances to comply with applicable law or business emergency) in advance of release and will take such counsel’s view with respect to such communications into account; provided, however, notwithstanding the foregoing, such restrictions shall not apply to such disclosure required by law, subpoena, or other legal process or regulation. Notwithstanding the foregoing, the Participating Lenders acknowledge that, substantially simultaneously with the effectiveness of this Agreement, Casa will file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing this Agreement; provided, that no information relating to the names or identities of any Participating Lenders, or their individual holdings of Existing Loans, shall be included (but the aggregate of such holdings may be disclosed).
(c)
Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(d)
Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees that any legal action, suit, or proceeding with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a court of competent jurisdiction located in the City of New York in the borough of Manhattan. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such court or to the convenience of the forum.
(e)
Personal Jurisdiction. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of a court of competent jurisdiction located in the City of New York in the borough of Manhattan for purposes of any action, suit or proceeding arising out of or relating to this Agreement.
(f)
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(f).
(g)
Remedies. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
(h)
Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
(i)
Assignment.
(i)
This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by any Party by operation of law or otherwise without the prior written consent of the other Parties; provided, that this Agreement shall not prohibit any Participating Lender (a “Transferor”) from assigning or otherwise transferring any Existing Loans under the Existing Credit Agreement which are held thereby to another person (a “Transferee”) to the extent such transfer is permitted by and consummated in accordance with the Existing Credit Agreement (a “Transfer”), provided that as a condition precedent to the effectiveness of any such Transfer, such Transferee executes and delivers a joinder agreement substantially in the form attached hereto as Exhibit C (a “Joinder”) to counsel to the Borrower (as set forth in Section 13(a) hereof) at or prior to the time of such Transfer, and such Transferee shall assume all obligations of the Transferor with respect to such rights or obligations. With respect to any Transfers effectuated in accordance with the immediately preceding sentence, (A) such Transferee shall be deemed to be a Participating Lender for purposes of this Agreement, and (B) the Borrower shall be deemed to have acknowledged such Transfer. Subject to this Section 13(i), this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of the foregoing shall be null and void ab initio.
(ii)
Notwithstanding the foregoing, a “qualified marketmaker” that acquires any Existing Loans with the purpose and intent of acting as a qualified marketmaker with respect to such Existing Loans shall not be required to execute and deliver a Joinder in respect of such Existing Loans if (A) such qualified marketmaker subsequently Transfers such Existing Loans within five (5) business days of its acquisition to a Transferee that is an entity that is not an affiliate of the qualified marketmaker, (B) such Transferee either (x) is a Participating Lender or an affiliate thereof, or (y) the Transferee agrees to be bound by the terms and conditions of this Agreement by signing a Joinder, and (C) the qualified marketmaker does not take any action with respect to such Existing Loans that would otherwise be prohibited by the terms of this Agreement if the qualified marketmaker were a Participating Lender. To the extent that a Participating Lender is acting in its capacity as a qualified marketmaker, it may transfer any right, title or interests in the Existing Loans that such qualified marketmaker acquires from another Lender that is not a party to this Agreement without complying with the requirements of this Section 13(i). For purposes hereof, “qualified marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Existing Loans (or enter with customers into long and short positions in Existing Loans), in its capacity as a dealer or market maker in the Existing Loans and (ii) is, in fact, regularly in the business of making a market in debt securities and/or other debt.
(j)
Survival. The terms set forth in Sections 1(c), 6, 7(b), 11 and 13 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the Transactions are consummated. Promptly upon any termination of this Agreement, the Borrower shall pay in full all accrued and unpaid fees and out-of-pocket expenses of Akin, any local counsel to the Participating Lenders (taken as a whole), and FTI Consulting, Inc., to the extent reasonable and documented in an invoice; provided, that any such invoice shall not be required to include narratives.
(k)
No Third-Party Beneficiaries. Unless expressly stated or referred to herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.
(l)
Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements among the Parties with respect thereto.
(m)
Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
(n)
Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(o)
Interpretation. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above set forth.

BORROWER

CASA SYSTEMS, INC.,

on behalf of its direct and indirect subsidiaries

By: __________________________________________

Name:

Title:

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, each of the undersigned Participating Lenders has executed this Agreement as of the date first above set forth.

PARTICIPATING LENDERS

[***]

Existing Loans: $[***]

[Signature Pages on File with the Company]

EXHIBIT A

TERM SHEET

Up to $223,883,882.45 Superpriority Term Loan Facility
Summary of Principal Terms and Conditions

This term sheet sets forth a summary of the principal terms and conditions of the Superpriority Term Loan Facility (as defined below) to be incurred pursuant to a new credit agreement (the “Superpriority Credit Agreement”). This summary is for indicative purposes only and does not include descriptions of all of the terms, conditions, representations and other provisions that will be contained in the Superpriority Credit Agreement. Capitalized terms not defined herein shall have the meanings given to such terms in the certain Credit Agreement, dated as of December 20, 2016 (the “Existing Credit Agreement”), among the Borrower (as defined below), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent and collateral agent.

Transactions:

All holders of the Initial Term Loans will have the opportunity to exchange 100% of the principal amount of their Initial Term Loans for Superpriority Term Loans (as defined below) issued under the Superpriority Credit Agreement in an aggregate principal amount equal to 100% of the principal amount of the Initial Term Loans so exchanged (such exchange, the “Term Loan Exchange”; the date of the Term Loan Exchange and the effectiveness of the Superpriority Credit Agreement, the “Exchange Effective Date”). In connection with the Term Loan Exchange, the Borrower shall provide customary releases to the Participating Lenders (as defined below). All accrued and unpaid interest on Initial Term Loans that are exchanged shall be paid in full in cash. Within a timeframe to be agreed following the Exchange Effective Date, the Participating Lenders shall be cleansed from any MNPI received by them prior to the Exchange Effective Date by or on behalf of the Borrower on a public equities basis.

Immediately prior to the consummation of the Term Loan Exchange, the holders of Initial Term Loans participating in the Term Loan Exchange (the “Participating Lenders”) shall provide exit consents to amend the Existing Credit Agreement to, among other things, (i) allow the transactions contemplated by this term sheet to be consummated, (ii) remove all affirmative and negative covenants, mandatory prepayments and certain events of default with respect to the Initial Term Loans and certain other provisions to be reasonably agreed, in each case, that may be removed with the consent of the Required Lenders under the Existing Credit Agreement, (iii) direct the administrative agent or collateral agent, as applicable, under the Existing Credit Agreement to enter into an intercreditor agreement in form and substance reasonably satisfactory to the Participating Lenders (the “Intercreditor Agreement”), to, among other things, establish the priority described under the heading “Security” for the Superpriority Term Loan Facility (as defined below) and (iv) provide for other terms or consents mutually and reasonably acceptable to the Borrower and the Participating Lenders.

Immediately following the effectiveness of the Superpriority Credit Agreement and the Term Loan Exchange, the Borrower shall repay at par (with no premium or penalty) Superpriority Term Loans in an aggregate principal amount equal to $40,000,000 (the “Exchange Date Paydown”).

Borrower:	Casa Systems, Inc. (the “Borrower”).
Administrative Agent and Collateral Agent:

JPMorgan will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”) in respect of the Superpriority Term Loan Facility for the Superpriority Lenders (as defined below), and will perform the duties customarily associated with such role.

Bookrunner and Lead Arranger:

JPMorgan will act as sole lead arranger and bookrunner (in such capacity, the “Lead Arranger”) for the Superpriority Term Loan Facility and will perform the duties customarily associated with such role.

Lenders:

The Participating Lenders who duly elect to exchange their Initial Term Loans for Superpriority Term Loans on the Exchange Effective Date (collectively, and together with any party (excluding Disqualified Institutions) that becomes a lender by assignment as set forth under “Assignments and Participations” below, the “Superpriority Lenders”).

Superpriority Term Loan Facility:

A senior secured term loan facility in an aggregate principal amount of up to $223,883,882.45 (the “Superpriority Term Loan Facility”; the loans thereunder, the “Superpriority Term Loans”). The Superpriority Term Loans shall be denominated in Dollars.

Original Issue Discount:	3.0% of the aggregate principal amount of the Superpriority Term Loans (after giving effect to the

Exchange Date Paydown) payable in kind to all Participating Lenders; it being understood that such OID shall be added to the principal amount of the Superpriority Term Loans on the Exchange Effective Date.

Warrants:

The Borrower will issue penny warrants on the Exchange Effective Date to the Superpriority Lenders representing up to 19.99% of the fully diluted outstanding shares of the Borrower (the “Warrants”), subject to a vesting schedule as set forth on Exhibit I and in form and substance reasonably satisfactory to the Superpriority Lenders.

Board Observer:

The Participating Lenders who are parties to the TSA shall have the right to appoint an independent board observer who is reasonably acceptable to the Borrower and is not otherwise a director, officer, employee or board observer of a competitor of the Borrower or any of its Subsidiaries (the “Observer”) to be present in a nonvoting observer capacity at all meetings of the board of directors of the Borrower (and any committees thereof) and the Borrower shall deliver to the Observer copies of all notices, minutes, consent and other materials that it provides to its directors at the same time and in the same manner as provided to such directors (collectively, the “Board Materials”); subject to customary exclusions to be agreed. The Borrower shall compensate the Observer commensurate to its independent directors in a combination of cash and equity or in a cash amount not to exceed $150,000 (at the Observer’s option) for each 12-month period (and prorated for any partial period) that the Observer is engaged as a board observer. The Observer shall cease to be engaged on such date that no Superpriority Term Loans are outstanding. The Borrower shall reimburse the Observer for all reasonable and documented out-of-pocket expenses incurred by the Observer in connection with attending such meetings.

Incremental Facilities:

The Superpriority Credit Agreement will permit the Borrower from time to time to add one or more incremental term loan facilities (each, an “Incremental Term Loan Facility”), and/or add one or more incremental revolving facilities (each, an “Incremental Revolving Facility”; together with any Incremental Term Loan Facilities, the “Incremental Facilities”)

under the Superpriority Credit Agreement in an aggregate principal amount of up to $25,000,000 (the “Available Incremental Amount”); provided that:

(i) no existing Superpriority Lender will be required to participate in any such Incremental Facility but no Incremental Facility may be incurred without first offering each Superpriority Lender the right to provide their pro rata portion of such Incremental Facility on the same terms as offered to any other prospective lender; provided that, to the extent that any Superpriority Lender elects not to provide its pro rata portion of any such Incremental Facility (and if such Superpriority Lender has not accepted or declined such offer within ten (10) days following receipt of written notice of such offer, such Superpriority Lender will be deemed to have declined such offer), the other Superpriority Lenders shall have the right to provide such Superpriority Lender’s pro rata portion of the Incremental Facility (and if such other Superpriority Lender does not accept or decline such offer within three (3) Business Days following receipt of written notice of such offer from the Borrower, such other Superpriority Lender will be deemed to have declined such offer);

(ii) no event of default exists, or would exist, after giving effect thereto;

(iii) in the case of any Incremental Term Loan Facility (1) the final maturity date and the weighted average life of any such Incremental Term Loan Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Superpriority Term Loan Facility and (2) the interest rates (including margins and floors), currency, pricing, discounts, premiums, fees and, subject to clause (1), the maturity and amortization schedule, applicable to any such Incremental Term Loan Facility shall be determined by the Borrower and the lenders thereunder;

provided that, if the applicable All-In Yield (to be defined in the Superpriority Credit Agreement in form and substance acceptable to the Participating Lenders) relating to any Incremental Term Loan Facility exceeds the applicable All-In Yield relating to the Superpriority Term Loan Facility by more than 0.50%, the applicable interest rate relating to the Superpriority Term Loan Facility shall be increased by an amount equal to the difference between the All-In Yield with respect to the Incremental Term Loan Facility and the corresponding All-In Yield on the initial Superpriority Term Loan Facility minus 0.50% (it being agreed that any increase in yield to the initial Superpriority Term Loan Facility required due to the application of a Term Benchmark or ABR floor on any Incremental Term Loan Facility shall be effected, at the option of the Borrower, through an increase in (or implementation of, as applicable) any Term Benchmark or ABR floor applicable to the Superpriority Term Loan Facility or an increase in the applicable margin or a combination thereof);

(iv) the Incremental Facilities will rank pari passu in right of payment and pari passu with respect to security with the Superpriority Term Loan Facility, and will be secured by the same collateral and will be guaranteed by the same guarantors as the Superpriority Term Loan Facility;

(v) any Incremental Term Loan Facility may provide for the ability to participate (I) on a pro rata basis or less than pro rata basis in any voluntary prepayments of the Superpriority Term Loans and (II) on a pro rata basis or less than pro rata basis in any mandatory prepayments of the Superpriority Term Loans; and

(vi) all terms and documentation with respect to any Incremental Term Loan Facility which differ materially from those with respect to the Superpriority Term Loans (except to the extent permitted by clauses (iii) or (v) above) shall be either substantially similar to, and not more favorable to the lenders thereunder than the Superpriority Term Loan Facility (it being understood that terms differing from those with respect to the Superpriority Term Loan Facility applicable only after the maturity date of the Superpriority Term Loan Facility or the modification of the terms of the then-existing Term Loans to receive the benefit of such more favorable terms are acceptable) or shall be reasonably satisfactory to the Administrative Agent.

The proceeds of the Incremental Facilities will be used for general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, permitted acquisitions and other permitted investments, restricted payments, refinancing of indebtedness and any other transaction not prohibited by the Superpriority Credit Agreement).
Incremental Equivalent Debt:

The Borrower may, in lieu of adding Incremental Facilities, issue or incur Incremental Equivalent Debt in an aggregate principal amount not to exceed the IED Cap (as defined below) in a manner, and subject to terms and conditions, substantially the same as the Existing Credit Agreement; except that, Incremental Equivalent Debt will (i) either (x) rank junior in right of security with the Superpriority Term Loans subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent or (y) be unsecured and (ii) the final maturity date and the weighted average life of any such Incremental Equivalent Debt shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Superpriority Term Loan Facility; provided that:

(i)
the All-In Yield that is paid in cash (versus accruing until maturity or payable in kind as additional debt) applicable to any such Incremental Equivalent Debt shall not exceed SOFR + 11.0%; and
(ii)
no Incremental Equivalent Debt may be incurred without first offering each Superpriority Lender the right to provide their pro rata portion of such Incremental Equivalent Debt on the same terms as offered to any other prospective lender; provided that, to the extent that any Superpriority Lender elects not to provide its pro rata portion of any such Incremental Equivalent Debt (and if such Superpriority Lender has not accepted or declined such offer within ten (10) days following receipt of written notice of such offer, such Superpriority Lender will be deemed to have declined such offer), the other Superpriority Lenders shall have the right to provide such Superpriority Lender’s pro rata portion of the Incremental Equivalent Debt (and if such other Superpriority Lender does not accept or decline such offer within three (3) Business Days following receipt of written notice of such offer from the

Borrower, such other Superpriority Lender will be deemed to have declined such offer).
For the purposes hereof, “IED Cap” means the sum of:

(A) if such Incremental Equivalent Debt will (i) rank junior in right of security with the Superpriority Term Loans, an unlimited amount of Incremental Equivalent Debt so long as at the time of incurrence of such amounts, the Total Net Senior Secured Leverage Ratio (to be defined in the manner forth under the heading “Financial Definitions”) is less than or equal to 1.50:1.00 after giving Pro Forma Effect to any such incurrence, or (ii) be unsecured, an unlimited amount of Incremental Equivalent Debt so long as at the time of incurrence of such amounts, the Total Net Leverage Ratio (to be defined in the manner forth under the heading “Financial Definitions”) is less than or equal to 2.25:1.00 after giving Pro Forma Effect to any such incurrence); plus

(B) all voluntary prepayments of the Superpriority Term Loan Facility, any Incremental Facility or any Refinancing Equivalent Debt that is secured on a pari passu basis with the Superpriority Term Loan Facility (except to the extent funded with proceeds of refinancing indebtedness).

Refinancing Facilities:	Substantially the same as the Existing Credit Agreement.
Availability:

The principal amount of the Initial Term Loans of Participating Lenders will be exchanged on a dollar for dollar basis for an equal principal amount of Superpriority Term Loans on the Exchange Effective Date. Superpriority Term Loans that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.
Final Maturity and Amortization:

The Superpriority Term Loan Facility will mature on December 20, 2027 (the “Superpriority Maturity Date”) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the principal amount of the Superpriority Term Loan Facility outstanding on the Exchange Effective Date (immediately after giving effect to the Exchange Date Paydown), with the first amortization installment payable on the first Business Day of the first full fiscal quarter after the Exchange Effective Date with the balance payable on the Superpriority Maturity Date; provided, that (i) the Superpriority Maturity Date shall be December 20, 2025 if, unless otherwise waived by the Superpriority Lenders holding at least 75% of the outstanding principal amount of the Superpriority Term Loans, (x)(1) first lien net leverage ratio is greater than a ratio to be mutually agreed upon, or (2) total net leverage ratio is greater than a ratio to be mutually agreed upon, in each case, as of September 30, 2025 or (y) a Default or Event of Default has occurred and is continuing under the Superpriority Credit Agreement as of December 20, 2025, and (ii) the Superpriority Credit Agreement shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Superpriority Lenders (it being understood that each Superpriority Lender under the tranche that is being extended shall have been offered the opportunity to participate in such extension on the same terms and conditions as each other Superpriority Lender under such tranche).

Guarantees:

All obligations of the Borrower under the Superpriority Term Loan Facility will be unconditionally guaranteed jointly and severally on a senior secured basis by each existing and subsequently acquired or organized direct or indirect wholly-owned subsidiary of the Borrower (including, but not limited to, each guarantor under the Existing Credit Agreement), subject to exclusions for “Excluded Subsidiaries” as defined consistent with the Existing Credit Agreement, except such term shall not include (i) Immaterial Subsidiaries (other than dormant Subsidiaries), (ii) Unrestricted Subsidiaries and (iii) certain Foreign Subsidiaries organized under the laws of Australia and potentially other jurisdictions to be determined (the “Guarantors” and, together with the Borrower, the “Loan Parties”);provided that, a Subsidiary shall not constitute an Excluded Subsidiary if such Subsidiary was formed not for a bona fide business purpose and, if such non-wholly owned Subsidiary was formed or became a non-wholly owned Subsidiary by the Disposition or issuance of Equity Interests, unless such Disposition or issuance is made to a bona fide unaffiliated third party for fair market value and as otherwise permitted under the Superpriority Credit Agreement.

Security:	The Superpriority Term Loan Facility shall have a first priority perfected security interest in and lien on substantially all assets of the Loan Parties, subject to exclusions for “Excluded Assets” as defined consistent with the Existing Credit Agreement (except such term shall not include Equity Interests in excess of 65% of the total issued and outstanding Equity of Interests of Foreign Subsidiaries or FSHCOs), which liens shall rank senior to the liens securing the obligations under the Existing Credit Agreement; provided that, Excluded Assets shall not include (i) certain unencumbered assets under the Existing Credit Agreement to be determined and (ii) cash and Cash Equivalents, and the Loan Parties shall be required to deliver control agreements within sixty (60) days (or such longer period as may be agreed by the Required Lenders following the Exchange Effective Date) with respect to its deposit accounts and securities accounts, subject to certain customary exclusions to be agreed upon.

The threshold for “Material Real Property” shall be reduced to $1,000,000; provided that, prior to September 20, 2023 (or such later date as the Required Lenders may reasonably agree), the term “Material Real Property” shall exclude the company’s Andover, Massachusetts headquarters for so long as the Borrower is actively pursuing a sale or sale-leaseback of such property in good faith (the “HQ Sale Leaseback”). For the avoidance of doubt, if the Borrower has not consummated a sale or sale-leaseback of its headquarters on or prior to September 20, 2023 (or such later date as the Required Lenders may reasonably agree), it shall automatically constitute Collateral as of such date and the Borrower shall duly execute and deliver a Mortgage and such other agreements and documents in accordance with terms substantially similar to Section 6.13(b) of the Existing Credit Agreement.

Intercreditor Agreement:

The Intercreditor Agreement shall provide, among other things, that obligations under the Existing Credit Agreement will be a “silent” second lien and that (a) the Superpriority Lenders and the other holders of indebtedness secured by the Collateral on a pari passu basis with the Superpriority Term Loans (collectively, the “Superpriority Lienholders”) will have a block on the ability of the Lenders (or agent) under the Existing Credit Agreement to exercise remedies with respect to any shared collateral for an indefinite period, (b) the

Lenders (or agent) under the Existing Credit Agreement will not object to or contest (or support any party that may object to or contest) the value of the Superpriority Lienholders’ collateral, (c) the Lenders (or agent) under the Existing Credit Agreement will not object to or contest (or support any party that may object to or contest) a “debtor-in-possession” financing or use of cash collateral provided by or consented to by the requisite Superpriority Lienholders, (d) the Lenders (or agent) under the Existing Credit Agreement will not object to or contest (or support any party that may object to or contest) any sale or other disposition of assets consented to by the requisite Superpriority Lienholders, including based on rights afforded by sections 363(e) or section 363(f) of the Bankruptcy Code, (e) the Lenders (or agent) under the Existing Credit Agreement will not object to or contest (or support any party that may object to or contest) the Superpriority Lienholders’ adequate protection in any form, including the allowance or payment of interest, fees, expenses or any other amounts as adequate protection, (f) the Lenders (or agent) under the Existing Credit Agreement agree that any adequate protection provided to the Lenders (or agent) under the Existing Credit Agreement may be paid under any plan of reorganization in any combination of cash, debt, equity or other property, (g) the Lenders (or agent) under the Existing Credit Agreement shall not seek adequate protection in the form of payments for current post-petition fees and expenses, and/or any other cash payments, (h) the Lenders (or agent) under the Existing Credit Agreement shall not assert or enforce any claim under section 506(c) of the Bankruptcy Code, (i) the Lenders (or agent) under the Existing Credit Agreement shall not oppose or seek to challenge any claim by the Superpriority Lenders for allowance of claims for post-petition interest, fees, costs, expenses or other charges, (j) the Lenders (or agent) under the Existing Credit Agreement may not propose, support or vote in favor of any plan of reorganization that is inconsistent with the terms of the Intercreditor Agreement, (k) the Lenders (or agent) under the Existing Credit Agreement will have no consent rights in respect of changes to the Superpriority Credit Agreement (or any documents related thereto), and (l) the Lenders (or agent) under the Existing Credit Agreement shall not propose a “debtor-in-possession” financing unless the Superpriority Lenders fail to propose such financing and any such “debtor-in-possession” financing proposed by the Lenders (or agent) under the Existing Credit Agreement (i) ranks junior in right of security with the Superpriority Term Loans and (ii) does not include any unencumbered assets as collateral for such financing.

Unrestricted Subsidiaries:	None.
Mandatory Prepayments:

Substantially the same as the Existing Credit Agreement prior to any exit consents; except that, (i) with respect to mandatory prepayments of Excess Cash Flow, (w) the calculation of Excess Cash Flow for fiscal year 2023 shall commence on the Exchange Effective Date and end on December 31, 2023, (x) the minimum threshold for each transaction shall be removed and the threshold for each fiscal year shall be reduced from $10,000,000 to $2,000,000 (with only amounts in excess of $2,000,000 being required to be prepaid), (y) the deductions to Excess Cash Flow for Restricted Payments pursuant to clause (viii) of the definition thereof shall be removed and (z) the ECF Percentage shall be increased to 75.0% (with no step-downs), (ii) with respect to mandatory prepayments of the Net Cash Proceeds from the Disposition of any asset by the Borrower or any of the Subsidiaries or any Casualty Event, (x) the reinvestment provision for Dispositions (but not Casualty Events) shall be removed and 100% of Net Cash Proceeds from such Dispositions shall be required to repay the Superpriority Term Loans within 10 Business Days of receipt thereof and (y) both the $10,000,000 per fiscal year threshold and the $5,000,000 per transaction threshold shall be removed, (iii) the Borrower shall be required to repay the Superpriority Term Loans with 100% of the Net Cash Proceeds (or, solely if no greater than $100,000,000 of Superpriority Term Loans are outstanding on the date of such prepayment, 75%) received from the issuance of any (x) equity securities by the Borrower or any of its subsidiaries (other than (1) issuances pursuant to employee stock plans, dividend reinvestment plans, other benefit or employee incentive arrangements, or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards and (2) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law) or (y) Incremental Equivalent Debt, and (iv) any mandatory prepayments shall be subject to the payment of the then-applicable Exit Fee (as defined below). For the avoidance of doubt, the calculation of any mandatory prepayment hereunder shall be after giving effect to the Retained Cash Amount, if any.

With respect to Net Cash Proceeds other than those pursuant to clause (a) of the definition thereof, the definition shall be amended to permit the Borrower to, so long as the Borrower has prepaid at least $20,000,000 of Superpriority Term Loans after the Exchange Effective Date (for the avoidance of doubt, excluding the Exchange Date Paydown), retain an amount equal to the sum (such amount, the “Retained Cash Amount”) of (i) $25,000,000 in the aggregate that may be used for general corporate purposes expressly permitted by the Superpriority Credit Agreement plus (ii) such certain other amounts to be agreed earmarked for specific purposes to be determined.

Voluntary Prepayments and Call Protection:

Prepayments of Superpriority Term Loans will be permitted at any time on terms substantially the same as the Existing Credit Agreement prior to giving effect to the exit consents; except that, (i) except as provided under the heading “Exit Fee”, any voluntary prepayments of Superpriority Term Loans shall be permitted without premium or penalty and (ii) all optional prepayments shall be required to be made pro rata among all Classes of outstanding loans under the Superpriority Agreement.

Exit Fee:

Upon (x) any repayment or prepayment of the Superpriority Term Loans or (y) the acceleration of the Superpriority Term Loans or in the event of a bankruptcy filing or other insolvency event by any of the Loan Parties, any foreclosure, exercise of remedies and/or sale of Collateral following an event of default, the sale of Collateral in an insolvency proceeding, any restructuring, reorganization or compromise of the obligations under the Superpriority Term Loan Facility that is implemented after the commencement of any proceeding under any Debtor Relief Law, or the termination of the Superpriority Credit Agreement as a result of such events or a payment default or acceleration of the obligations under the Existing Credit Agreement (the events described in this clause (y), each an “Acceleration Event”), the Superpriority Term Loans will be subject to an increasing exit fee on the amount so repaid or prepaid as set forth on Exhibit I (the “Exit Fee”); provided that, the maximum Exit Fee rate shall apply with respect to any Acceleration Event.

Representations and Warranties:	Substantially the same as the Existing Credit Agreement prior to giving effect to the exit consents.
Conditions Precedent to Borrowing:

Customary for transactions of this type, including, but not limited to, the conditions precedent set forth in Annex 1 to that certain Transaction Support Agreement, dated as of May 8, 2023, by and among the Borrower and the Participating Lenders party thereto (the “TSA”).

Affirmative Covenants:

Substantially the same as the Existing Credit Agreement; except that: (1) the annual budget delivered by the Borrower shall include projected unaudited consolidated balance sheets of the Borrower and its subsidiaries as of the end of each calendar month and the related unaudited consolidated statements of projected operations or income and projected cash flow for each calendar month, (2) the Borrower shall, within 30 days after the end of each calendar month, deliver to Administrative Agent a consolidated balance sheet of the Borrower and its subsidiaries as at the end of such calendar month and the related (i) consolidated statements of income or operations for such calendar month and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such calendar month and for the portion of the fiscal year then ended; provided that, with respect to this clause (2), Borrower shall be permitted to deliver such monthly consolidated financial statements for each month ending January 31st simultaneously with the delivery of monthly consolidated financial statements for each month ending February 28th (or 29th, as applicable) and (3) the Borrower shall, within a time period to be agreed after the end of each (x) fiscal quarter where the liquidity tested under the financial covenant is less than an amount to be mutually agreed upon and (y) calendar month where liquidity tested under the financial covenant is less than an amount to be mutually agreed upon, deliver to the Administrative Agent a 13-week cash flow forecast.
Negative Covenants:	Substantially the same as the Existing Credit Agreement prior to giving effect to the exit consents; except that:

(1) with respect to the Liens covenant, (i) the general basket in Section 7.01(oo) shall be reduced to $10,000,000 (with no “grower” component) and (ii) the ratio basket in Section 7.01(pp) shall be amended to (x) remove the ability to secure Indebtedness or other obligations on a pari passu basis with the Superpriority Term Loans and (y) permit Liens securing Indebtedness incurred under the general debt basket that are secured by the Collateral on a junior basis to the Superpriority Term Loans, subject to pro forma compliance with a Total Net Senior Secured Leverage Ratio of equal to or less than 1.50:1.00;

(2) with respect to the Investments covenant, (i) the general basket in Section 7.02(n) shall be reduced to $10,000,000 (with no “grower” component), (ii) each of (t) the “Excluded Contributions” basket in Section 7.02(t), (u) the “Permitted Acquisitions” basket in Section 7.02(i), (v) the “Available Amount” basket in Section 7.02(j), (w) the joint venture and non-wholly owned Subsidiary basket in Section 7.02(u), (x) the shared basket with Restricted Payments and Prepayments, etc. of Junior Financings in Section 7.02(dd), (y) the ratio basket in Section 7.02(ff) and (z) the similar business basket in Section 7.02(gg) shall be removed, (iii) the cap on Investments made by Loan Parties in Non-Loan Parties pursuant to the intercompany Investment basket in Section 7.02(c)(iv) shall be (x) subject to a customary intercompany subordination agreement and (y) reduced to $5,000,000 (with no “grower” component), it being understood that intercompany “due to / due from” among the Loan Parties and Non-Loan Parties incurred in the ordinary course of business shall not count against such dollar limitation and (iv) the basket in Section 7.02(z) shall be qualified by “in the ordinary course of business”;

(3) with respect to the Indebtedness covenant, (i) the basket for Attributable Indebtedness, purchase money Indebtedness and other similar Indebtedness in Section 7.03(e) shall be reduced to $5,000,000 (with no “grower” component), (ii) the general basket in

Section 7.03(n) shall be (x) reduced to $10,000,000 (with no “grower” component), (y) subject to a cap on the cash interest rate applicable to any such Indebtedness of SOFR + 11.0% and (z) amended to require the Borrower to offer the Superpriority Lenders the right to provide their pro rata portion of such Indebtedness (to the extent constituting debt for borrowed money (other than intercompany Indebtedness)) on the same terms as any other prospective lender, (iii) each of (x) the assumption and acquisition Indebtedness baskets in clauses (g)(i), (g)(ii) and (g)(iii) of Section 7.03 and (y) the non-Guarantor basket in Section 7.03(u) shall be removed and (iv) the covenant shall be amended to permit Capitalized Leases in an amount not to exceed $30,000,000 incurred in connection with a sale leaseback of the company’s headquarters (it being understood and agreed that any Net Cash Proceeds received in connection therewith shall be applied by the Borrower as set forth under the heading “Mandatory Prepayments”);

(4) with respect to the Dispositions covenant, (A) each of the (i) “de minimis” threshold of $5,000,000 in Section 7.05(j)(ii) and (ii) “de minimis” Disposition basket in Section 7.05(u) shall be removed, (B) deeming non-cash items as cash in the proviso to Section 7.05(j)(ii) shall be removed (except in respect of certain agreed transactions) and (C) Dispositions mutually agreed prior to the Exchange Effective Date shall be expressly permitted by the Superpriority Lenders;

(5) with respect to the Restricted Payments covenant, (i) each of, (w) the “Excluded Contributions” basket in Section 7.06(m), (x) the “Available Amount” basket in Section 7.06(c), (y) the post-Qualified IPO basket in Section 7.06(i) and (z) the ratio basket in Section 7.06(o) shall be removed, (ii) the basket for the repurchase of the equity of management and other similar persons in Section 7.06(f) shall be reduced to $2,500,000 per calendar year (with unused amounts being able to be carried forward to the succeeding calendar year) and (iv) the general basket in Section 7.06(k) shall be removed;

(6) with respect to the Transactions with Affiliates covenant, the “de minimis” exception of $2,000,000 shall be reduced to $1,000,000;

(7) with respect to the Prepayments, etc. of Junior Financings covenant, (i) the covenant shall be amended to (x) include unsecured Indebtedness (other than intercompany Indebtedness) in excess of the Threshold Amount (as reduced pursuant to the “Events of Default” section below) in the definition of “Junior Financing” and (y) prohibit the repayment, redemption, repurchase, defeasance, exchange, retirement or other acquisition of the remaining Initial Term Loans (1) prior to the scheduled maturity date thereof (including any extension thereof) (other than regularly scheduled amortization, interest, fees, and the payment of expenses and indemnification obligations thereunder) or (2) on the scheduled maturity date thereof (including any extension thereof) other than, in the case of this clause (2), (A) any repayment that is made with cash on hand at the Borrower and its subsidiaries (other than the proceeds of indebtedness, other than Incremental Equivalent Debt) or (B) an exchange for, or refinancing with, other indebtedness that is secured on a pari passu basis with, or junior basis to, the remaining Initial Term Loans exchanged or refinanced or is unsecured (any such indebtedness, “Subordinated Replacement Debt”); provided that, (I) the final maturity date and the weighted average life of any such Subordinated Replace Debt shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life, as applicable, of the Superpriority Term Loan Facility, (II) the All-In Yield that is paid in cash (versus accruing until maturity or payable in kind as additional debt) applicable to any such Subordinated Replacement Debt shall not exceed SOFR + 11.0%, (III) the Subordinated Replacement Debt shall not be secured by collateral or guaranteed by guarantors, in each case, that are not collateral or guarantors under the Superpriority Term Loan Facility, (IV) unless the Subordinated Replacement Debt is unsecured, it shall rank junior in right of security with the Superpriority Term Loans subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (V) subject to the preceding clauses (I)-(IV), all terms and documentation with respect to any Subordinated Replacement Debt which differ materially from those with respect to the Superpriority Term Loan Facility shall be either substantially similar to, and not more favorable to the lenders thereunder than the terms of the Superpriority Term Loan Facility or shall be reasonably satisfactory to the Administrative Agent and (ii) in the case of any other Junior Financings, each of (w) the “Excluded Contributions” basket in Section 7.13(vii), (x) the shared basket with Restricted Payments and Investments in Section 7.13(iv), (y) the “Available Amount” basket in Section 7.13(v) and (z) the ratio basket in Section 7.13(vi) shall be removed;

(8) with respect to all negative covenants, (i) the grower component in any basket and (ii) the ability to reclassify baskets, shall be removed;

(9) no amendments to the Existing Credit Agreement in any manner materially adverse to the interests of the Superpriority Lenders shall be permitted; provided that the following shall be considered materially adverse (i) the inclusion of a financial maintenance covenant, (ii) the imposition of additional mandatory prepayment obligations, (iii) amendments that shorten the scheduled final maturity or shorten the weighted average life to maturity, (iv) restrictions on the ability of the Borrower or any Guarantor to make payments under the Superpriority Credit Agreement or (v) amendments to the level of cash interest payments; and

(10) a covenant restricting sale-leaseback transactions shall be added as Section 7.10 and which shall only permit sale-leasebacks of assets (other than material Intellectual Property or any owned real property (except the HQ Sale Leaseback)) consummated for fair market value as determined in good faith by (i) the Borrower or (ii) if the proceeds received from any sale-leaseback exceeds $2,500,000, the board of directors (or a duly appointed committee thereof) of the Borrower; provided that, any such sale-leaseback may not be entered into with Affiliates of the Borrower or its Subsidiaries, including Summit Partners or any of its Affiliates unless (x) an independent committee to evaluate proposals to which the Observer can participate is created and the transaction has been approved by a majority of disinterested directors or (y) it is consented to by the Required Lenders).

It is understood and agreed that the Superpriority Credit Agreement shall prohibit the sale, lease,

conveyance, assignment, transfer or other disposition (including pursuant to an exclusive license) of (x) any legal right in any intellectual property or (y) the 5G core and cable segments, in each case, from any Loan Party to any affiliate of the Borrower that is not a Loan Party (other than (1) non-exclusive licenses granted in the ordinary course of business to a Subsidiary of the Borrower and (2) in connection with a sale, lease, conveyance, assignment, transfer or other disposition that otherwise complies with the requirements of Section 7.05(j), complies with the arm’s-length requirements set forth in the affiliate transactions covenant and (x) an independent committee to evaluate proposals to which the Observer can participate is created and the transaction has been approved by a majority of disinterested directors or (y) it is consented to by the Required Lenders).

Financial Covenant:

The Superpriority Credit Agreement will contain a minimum liquidity covenant (x) mutually and reasonably acceptable to the Borrower and the Participating Lenders, but in any event will test, on the last day of each month, the average daily liquidity level during the five (5) consecutive Business Days ending on the last day of such month and will be set at levels giving at least a 25% cushion to the Borrower’s anticipated liquidity levels to be agreed and which will be reported to the Administrative Agent within five (5) Business Days of the last day of such month, and (y) testing as of November 15, 2023 and December 10, 2023, after giving pro forma effect to the repayment, if any, of the remaining Initial Term Loans on December 20, 2023, in an amount equal to or exceeding an amount to be agreed (and demonstrating satisfactory liquidity resources or arrangements as of such date to consummate the repayment of the remaining Initial Term Loans on December 20, 2023).

Financial Definitions:

Substantially the same as the Existing Credit Agreement prior to giving effect to the exit consents; except that, (i) the “netting” of cash and cash equivalents shall be removed from the definitions of “Consolidated First Lien Net Debt”, “Consolidated Net Debt” and “Consolidated Senior Secured Net Debt” (other than for purposes of testing the springing maturity leverage ratio) and (ii) the definition of “Consolidated EBITDA” shall be amended to (x) prohibit the add-backs in clauses (a)(v) and (a)(xi) in the aggregate from exceeding 10% of Consolidated EBITDA (calculated before giving effect to such add-backs), except for the approximately $17,000,000 in cost-savings previously identified to the Participating Lenders which shall be permitted and not subject to such cap, and (y) reduce the period in clause (a)(xi) from eighteen (18) months to twelve (12) months.

Events of Default:

Substantially the same as the Existing Credit Agreement prior to giving effect to the exit consents; except that: (i) the Threshold Amount shall be reduced to $5,000,000 and (ii) Section 8.01(e)(A) shall be amended to also apply to any event of default under the Existing Credit Agreement.

Voting:

Substantially the same as the Existing Credit Agreement; except that, the consent of 100% of the Superpriority Lenders shall be required with respect to (i) the subordination of (x) the Liens securing the Superpriority Term Loan Facility or (y) the Superpriority Term Loan Facility in right of payment, in each case, to the obligations under any other Indebtedness, unless each Lender directly and adversely affected thereby is offered a bona fide opportunity to ratably participate in such transaction on the same terms (other than bona fide arrangement, structuring, underwriting or other similar fees that are not paid generally to all lenders of such Indebtedness) as the other lenders participating in such transaction, (ii) any extension of the grace period with respect to any payment default beyond sixty (60) days and (iii) any changes to the requirement to pay interest in cash.

Cost and Yield Protection:	Substantially the same as the Existing Credit Agreement.
Bail-in Provisions:	The Superpriority Credit Agreement shall contain customary EU and UK bail-in provisions.
Assignments and Participations:	Substantially the same as the Existing Credit Agreement except that “open market purchases” shall be required to be offered to all Superpriority Lenders.
Confidentiality	Substantially the same as the Existing Credit Agreement.
Expenses and Indemnification:

Substantially the same as the Existing Credit Agreement, except that the Borrower shall reimburse members of the steering committee for all reasonable and documented out-of-pocket fees and expenses, which, in the case of legal and advisor fees and expenses, shall be limited to the legal fees and out-of-pocket expenses of Akin Gump Strauss Hauer & Feld

LLP (“Akin”) (and of a single local counsel to the Lenders, taken as a whole, in each appropriate jurisdiction) and fees and expenses of FTI Consulting, Inc. (“FTI”) in accordance with the terms of the Engagement Letter dated as of April 15, 2023 by and among Akin and FTI (and acknowledged and agreed to as to certain provisions thereof by the Borrower).

Governing Law and Forum:	New York.
Counsel for Administrative Agent and Lead Arranger:	Simpson Thacher & Bartlett LLP.

Interest Rates:

The interest rate under the Superpriority Term Loan Facility will be, at the option of the Borrower, (a) any time on or prior to June 30, 2025, (x) the Adjusted Term SOFR Rate plus 6.50% per annum or (y) the ABR plus 7.50% per annum or (b) after June 30, 2025, (x) the Adjusted Term SOFR Rate plus 13.00% per annum, or (y) the ABR plus 14.00% per annum; provided that, the interest rate margin in respect of both Term Benchmark Loans and Base Rate Loans shall be increased (i) by 0.50% on July 1, 2024 and (ii) by 1.00% on and after January 1, 2025 (for a total increase of 1.50%), if in each case in excess of $125,000,000 of Superpriority Term Loans are outstanding on such date (with continuing effect from such date regardless of the outstanding amount of Superpriority Term Loans at any time thereafter).

The Borrower may elect interest periods of one, three or six months for Term Benchmark borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans based on the Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.50% and (iii) the Adjusted Term SOFR Rate applicable for an interest period of one month plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the

Superpriority Term Loan Facility be less than 3.00% per annum.

“Adjusted Term SOFR Rate” means the Term SOFR Rate plus (i) in the case of an interest period of one month, .11448%, (ii) in the case of an interest period of three months, .26161% and (iii) in the case of an interest period of six months, .42826%; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Base Rate Loan” means a Loan that bears interest based on the ABR.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Floor” means the benchmark rate floor, if any, provided in the Superpriority Credit Agreement with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt, the initial Floor for the Adjusted Term SOFR Rate shall be 2.00%.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that, if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s website on the immediately succeeding business day.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Superpriority Credit Agreement will contain provisions with respect to a replacement of any Term Benchmark, which shall be based on the Administrative Agent’s customary language for such provisions.

Default Rate:	Same as under the Existing Credit Agreement.

Warrant Vesting and Exit Fee Schedule

Date	Maximum Percentage of Fully-Diluted Outstanding Shares Exercisable Under Warrant	Exit Fee Percentage
June 30, 2023	10%	0%
September 30, 2023	10%	0%
December 31, 2023	10%	0%
March 31, 2024	15%	3%

June 30, 2024	15%	5%
September 30, 2024	15%	8%
December 31, 2024	15%	10%
March 31, 2025	19.99%	15%
June 30, 2025	19.99%	17.5%
September 30, 2025 and thereafter	19.99%	20%

EXHIBIT B

CONDITIONS PRECEDENT

(1)
Each of the Participating Lenders shall have completed, to their satisfaction, a due diligence review of the Borrower.
(2)
The Borrower shall have delivered a business plan acceptable to each Participating Lender, which shall include a 13-week cash flow forecast.
(3)
The completion of Definitive Documents not materially inconsistent with the Term Sheet (as the same may be amended, waived or otherwise modified in accordance with Section 9 of the Agreement) and otherwise in form and substance acceptable to each of the Participating Lenders in their sole discretion.
(4)
Any regulatory approvals required to consummate the Transactions, including any approvals required by any applicable self-regulatory organization or stock exchange, having been obtained.
(5)
Lenders holding at least 90% of the aggregate principal amount of all Existing Loans shall have executed and delivered counterpart signature pages to the Exchange Agreement.
(6)
Each Participating Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.
(7)
The Agent shall have received from each of the Loan Parties (as defined in the Existing Credit Agreement) in each case, in form and substance reasonably satisfactory to the Participating Lenders, (A) customary legal opinions with respect to the Borrower and the Definitive Documents from counsel to the Borrower, (B) evidence of authorization of the Borrower to execute, deliver and perform its obligations under the Definitive Documents, (C) customary officer’s and secretary’s certificates, (D) customary corporate organizational documents (to the extent applicable), (E) good standing certificates (to the extent applicable), and (F) a solvency certificate from the Borrower’s chief financial officer or treasurer in form and substance reasonably satisfactory to the Participating Lenders.
(8)
The Borrower has not treated any Lender differently with respect to its Existing Loans, including, without limitation, by purchasing or exchanging any Lender’s Existing Loans, as compared to the treatment of the Participating Lenders set forth herein other than as explicitly set forth in the Term Sheet.
(9)
Following the date of this Agreement, there has not been a Material Adverse Change.
(10)
No Default or Event of Default exists under the Existing Credit Agreement.
(11)
No court of competent jurisdiction or other competent governmental or regulatory authority have issued an order that remains in effect making illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions.
(12)
The Borrower shall have performed, satisfied and complied in all respects (subject to the Borrower’s cure right set forth in the Agreement) with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Borrower on or prior to the Exchange Effective Date.

(13)
All representations and warranties of the Borrower set forth (A) herein, and (B) in the Superpriority Credit Agreement and any Loan Document related thereto, shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, in all respects) as of the Exchange Effective Date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date).
(14)
All reasonable and documented fees and out-of-pocket expenses incurred by the Participating Lenders, including all accrued, unpaid and anticipated (through the closing of the Transaction and customary near-term post-closing activities) fees and expenses of Akin, FTI Consulting, Inc. and local counsel to the Participating Lenders, and it being understood that no other advisors to the Participating Lenders should be included under this clause (14), to the extent invoiced and provided to the Borrower at least two (2) business days prior to execution of the Definitive Documents; provided, that any such invoice shall not be required to include narratives, and other fees contemplated by the Term Sheet in connection with the Transactions (including any OID and work fees) shall have been paid by the Borrower.
(15)
The Borrower shall have paid in cash all accrued and unpaid interest on the Existing Loans that are exchanged.

EXHIBIT C

FORM OF JOINDER

The undersigned (“Joining Participating Lender”) hereby acknowledges that it has read and understands that certain Transaction Support Agreement, dated as of May 8, 2023 (as it may be amended in accordance with its terms, the “Agreement”), by and among Casa Systems, Inc. and the Participating Lenders (as defined in the Agreement), and in accordance with the terms of the Agreement, (i) agrees to be bound by the terms and conditions of the Agreement and shall be deemed a “Participating Lender” under the terms of the Agreement pursuant to the terms and conditions thereof; (ii) hereby makes all representations and warranties made therein by all other Participating Lenders; and (iii) shall be deemed a Participating Lender under the terms of the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Joining Participating Lender at the address set forth below in the Joining Participating Lender’s signature.

Section 13 of the Agreement is hereby incorporated herein as if fully set forth herein mutatis mutandis.

JOINING PARTICIPATING LENDER

[JOINING PARTICIPATING LENDER]

By: __________________________________________

Name:

Title:

Address: [ ]